                             TAX SHARING AGREEMENT


         This TAX SHARING AGREEMENT, dated as of _________, 1998 is entered into by SFX Broadcasting, Inc., a Delaware corporation ("SFX"), and SFX Entertainment, Inc., a Delaware corporation ("Entertainment"), and shall become effective as of the time and date specified herein.

                                    RECITALS

         WHEREAS, pursuant to the Distribution Agreement SFX will distribute all of the shares of Entertainment it owns to SFX's stockholders.

         WHEREAS, Entertainment and its subsidiaries have been or will be included in the consolidated Federal Income Tax returns filed by SFX, and Entertainment and certain of its subsidiaries have been or will be included with one or more members of the SFX Group in state and local unitary or combined Income Tax and franchise tax returns.

         WHEREAS, the parties desire to set forth their agreement with respect to the Federal, state, and local Taxes attributable to each of them and their subsidiaries for all taxable periods beginning before the day following the date defined herein as the "Distribution Date" (including the effect on such Taxes of carrybacks and other transactions and occurrences that may arise in taxable periods ending after the Distribution Date).

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

         For purposes of this Agreement, the following definitions shall apply in addition to those set forth above:

         (a) "Adjustment" shall mean a formal notice given by the IRS or any other relevant taxing authority which either proposes or assesses a change in any Pre-Distribution Tax Liability or Post-Distribution Tax Liability (in each case whether creating a Tax Benefit or a Tax Detriment).

         (b) "Affiliated Group" shall mean an affiliated group of corporations within the meaning of section 1504(a) of the Code for the taxable period in question.

         (c) "Carryback Item" shall mean any net operating loss, net capital loss, unused general business tax credit, or any other Tax Item of the Entertainment Affiliated Group which under the Code or any other applicable Income Tax law can be used to generate a Tax Benefit for the SFX Affiliated Group.

         (d) "Code" shall mean the Internal Revenue Code of 1986 (or, if relevant, the Internal Revenue Code of 1954), as amended, in effect for the taxable period in question and corresponding provisions of any subsequent federal tax laws.

         (e) "Distribution" shall mean the distribution by SFX of the stock of Entertainment to the holders of SFX stock pursuant to the terms of the Distribution Agreement.

         (f) "Distribution Agreement" shall mean the distribution agreement between SFX Broadcasting, Inc. and SFX Entertainment, Inc. dated as of __________, 1998.

         (g) "Distribution Date" shall mean the date on which the Distribution occurs.

         (h) "Entertainment Affiliated Group shall mean, for each taxable period beginning after the Distribution Date, the Affiliated Group of which Entertainment is the "common parent" within the meaning of section 1504(a) of the Code.

         (i) "Entertainment Group" shall mean, with respect to any taxable period, the corporations that were members of the SFX Affiliated Group and that are members of the Entertainment Affiliated Group immediately after the Distribution Date, including, without limitation, Entertainment.

         (j) "Final Determination" shall mean the final resolution of any tax liability (including all related interest and penalties) for a taxable period. A Final Determination shall result from the first to occur of:

                  (i) The expiration of 30 days after official IRS acceptance of a Waiver of Restrictions on Assessment and Collection of Deficiency in Tax and Acceptance of Overassessment on IRS Form 870 or 870-AD (or any successor comparable form or the expiration of a comparable period with respect to any comparable agreement or form under the laws of other jurisdictions), unless, within such period, the taxpayer gives notice to the other party of the taxpayer's intention to attempt to recover all or part of any amount paid or to be paid pursuant to the Waiver or comparable form by the filing of a timely claim for refund;

                  (ii) a decision, judgment, decree, or other order by a court of competent jurisdiction that has become final and is not subject to further judicial review (by appeal or otherwise);

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                  (iii) the execution of a closing agreement under section 7121 of the Code or the official acceptance by the IRS of an offer in compromise under section 7122 of the Code, or comparable agreements under the laws of other jurisdictions;

                  (iv) the expiration of the time for filing a claim for refund or for instituting suit in respect of a claim for refund disallowed in whole or part by the IRS or any other taxing authority with which a claim for refund could be or was filed;

                  (v) any other final disposition of the tax liability for such period by reason of the expiration of the applicable statute of limitations; or

                  (vi) any other event that the parties agree is a final and irrevocable determination of the liability at issue.

         (k) "Income Taxes" shall mean all federal, state and local Taxes imposed upon, or measured by, income (including the federal alternative minimum tax under Section 55 of the Code), and those franchise, excise and similar Taxes which have been customarily included in the provision for Income Taxes on SFX's financial statements, together with all related interest, penalties and additions to tax.

         (l) "Indemnified Party" shall have the meaning ascribed to such term in Section 4.01(a) of this Agreement.

         (m) "Indemnifying Party" shall have the meaning ascribed to such term in Section 4.01(a) of this Agreement.

         (n) "IRS" means the United States Internal Revenue Service or any successor thereto, including, but not limited to, its agents, representatives, and attorneys.

         (o) "Merger Agreement" shall mean the agreement and plan of merger among SBI Holding Corporation, SBI Radio Acquisition Corporation and SFX Broadcasting, Inc. dated as of August 24, 1997.

         (p) "Other Taxes" shall mean all Taxes (including all related interest, penalties and additions to tax) other than Income Taxes.

         (q) "Post-Distribution Tax Liabilities" shall mean the respective liabilities of the members of the SFX Affiliated Group and the Entertainment Affiliated Group for Income Taxes for all taxable periods beginning on or after the day following the Distribution Date.

         (r) "Pre-Distribution Tax Liabilities" shall mean the liability of members of the SFX Affiliated Group for Income Taxes for all taxable periods beginning before the day following the Distribution Date. A liability described in the previous sentence is a Pre-Distribution Tax Liability whether the liability has been previously assessed in whole or in part or is assessed in whole or in part after the date of this Agreement, and whether the liability is or was imposed on the SFX Affiliated Group collectively or on any member of such Group separately.

         (s) "SFX Affiliated Group" shall mean, for each taxable period, the Affiliated Group of which SFX or any successor of SFX is the "common parent" within the meaning of section 1504(a) of the Code.

         (t) "SFX Group" shall mean, with respect to any taxable period, the corporations that were members of the SFX Affiliated Group during such period (including, without limitation, SFX), exclusive of the corporations that are included in the Entertainment Affiliated Group immediately after the Distribution Date.

         (u) "Tax Benefit" shall mean a reduction in the Income Tax liability of a corporation (or of the Affiliated Group of which it is a member) for any taxable period. Except as otherwise provided in this Agreement, a Tax Benefit shall be deemed to have been realized or received from a Tax Item in a taxable year only if and to the extent that the Income Tax liability of the taxpayer (or the Affiliated Group of which it is a member) for such period is less than it would have been if such liability were determined without regard to such Tax Item.

         (v) "Tax Detriment" shall mean an increase in the Income Tax liability of a corporation (or of the Affiliated Group of which it is a member) for any taxable period. Except as otherwise provided in this Agreement, a Tax Detriment
(i) shall be deemed to have been realized or suffered from a Tax Item in a taxable year only if and to the extent that the Income Tax liability of the taxpayer (or the Affiliated Group of which it is a member) for such period is greater than it would have been if such liability were determined without regard to such Tax Item and (ii) shall include the several liability imposed on a corporation by the provisions of Treasury Regulation ss. 1.1502-6 to the extent such liability is for Income Taxes for which such corporation is not responsible pursuant to this Agreement.

         (w) "Taxes" shall mean Income Taxes and Other Taxes.

         (x) "Tax Item" shall mean any item of income, gain, loss, deduction, credit, recapture of credit, or any other item which increases or decreases Income Taxes paid or payable.


                                   ARTICLE II

                             FILING OF TAX RETURNS

         SECTION 2.01. PRE-DISTRIBUTION TAX RETURNS.

         (a) SFX shall file all consolidated Federal Income Tax returns (and any unitary, combined or consolidated state and local Income Tax returns or tax returns for Other Taxes filed on a unitary, combined or consolidated basis) for each member of the SFX Affiliated Group that are required to be filed for periods beginning before (or beginning and ending on) the Distribution Date and shall pay all Taxes attributable to these periods, including any deferred income triggered into income under Treas. Reg. ss. 1.1502-13 and Treas. Reg. ss. 1.1502-14 and any excess loss accounts taken into income under Treas. Reg. ss. 1.1502-19. Entertainment acknowledges that Treas. Reg. ss. 1.1502-77(a) confers certain authority on SFX, as the common parent of the SFX Affiliated Group, with respect to Federal Income Tax matters for all taxable periods beginning before the day following the Distribution Date and agrees to enter into any election or consent reasonably requested by SFX with respect to such matters for such taxable years. Entertainment agrees (on behalf of itself and members of the Entertainment Group) (i) not to make any election to exclude any member of the Entertainment Group from the SFX consolidated Federal Income Tax return (or any comparable state or local combined or consolidated return) for taxable periods beginning before (or beginning and ending on) the Distribution Date and (ii) not to take, advocate or fail to oppose any position relating to the tax treatment of any transaction occurring prior to the Distribution Date which is inconsistent with the manner in which such transaction was treated on the consolidated return of the SFX Affiliated Group for the taxable periods during which members of the Entertainment Group were members of the SFX Affiliated Group. SFX agrees not to take, advocate or fail to oppose any position relating to the tax treatment of any transaction occurring prior to the Distribution which is inconsistent with the manner in which such transaction was treated on the consolidated return of the SFX Affiliated Group for the taxable periods during which members of the Entertainment Group were members of the SFX Affiliated Group, except for any such actions requested by Entertainment.

         (b) SFX shall be responsible for filing all returns relating to members of the SFX Group with respect to Other Taxes and with respect to any Income Taxes as to which consolidated, unitary or combined returns are not made for a period beginning before (or beginning and ending on) the Distribution Date. Entertainment shall be responsible for filing all returns relating to members of the Entertainment Group with respect to Other Taxes and with respect to any Income Taxes as to which consolidated, unitary or combined returns are not made for a period beginning before (or beginning and ending on) the Distribution Date.

         SECTION 2.02. POST-DISTRIBUTION TAX RETURNS. For taxable periods beginning after the Distribution Date: (i) SFX shall be responsible for filing tax returns relating to members of the SFX Group; and (ii) Entertainment shall be responsible for filing tax returns relating to members of the Entertainment Group.

                                  ARTICLE III
                                PAYMENT OF TAXES

         SECTION 3.01. PRE-DISTRIBUTION CONSOLIDATED INCOME TAXES AND CERTAIN OTHER TAXES.


         (a) So as to enable the SFX Affiliated Group to prepare accurately and completely the consolidated returns which include the Income Tax liability of members of the Entertainment Group and in order to provide for accurate financial reporting for tax periods or portions thereof ending on or before the Distribution Date, Entertainment shall prepare and submit to SFX, no later than 180 days after the end of each such tax period or portion thereof (or such later date as consented to by

SFX, which consent shall not be unreasonably withheld), complete draft Federal Income Tax returns reflecting the Tax Items of the members of the Entertainment Group for each such tax period or portion thereof, modified as provided in the following sentence and provide such other information with respect to Income Taxes (or Other Taxes, the returns for which are filed on a unitary, combined or consolidated basis) as SFX may reasonably request. Income Taxes shall be calculated (i) using, to the extent permitted by law, such methods, conventions and principles of taxation and making such elections as are consistent with the methods, conventions, principles and elections previously used by the SFX Affiliated Group or such member of the Entertainment Group in preparing prior Income Tax returns; and (ii) for the taxable period which ends on the Distribution Date, by apportioning Tax Items based upon an interim closing of the books of the Entertainment Group as of the end of the Distribution Date. Entertainment agrees not to make a ratable allocation election under Treas. Reg. ss. 1.1502-76(b)(2)(ii)(D). Entertainment shall bear all costs and expenses of preparation and submission of such information, including accountants' and attorneys' fees.

         (b) For taxable periods in which the Entertainment Group is included in the SFX Affiliated Group, Entertainment shall pay to SFX an amount equal to the Income Tax liability of the Entertainment Group (and any liability of the Entertainment Group for Other Taxes the returns for which are filed on a unitary, combined or consolidated basis), as determined on a separate company basis; but only to the extent such separate Income Tax Liability of the Entertainment Group (or separate Other Tax liability of the Entertainment Group) is not included in the computation of working capital under Section 5.07(i) of the Merger Agreement. In addition, Entertainment shall not be obligated to SFX under the preceding sentence to the extent the SFX Affiliated Group's Income Tax Liability for the tax period including the Distribution Date is less than the Income Tax Liability of the Entertainment Group for the tax period of the Entertainment Group ending on the Distribution Date as result of a net operating losses of the SFX Group.

         SECTION 3.02. RESPONSIBILITY FOR TAX ADJUSTMENTS.

         (a) Entertainment shall pay, reimburse and indemnify SFX as common parent of the SFX Affiliated Group for any Pre-Distribution Tax Liabilities arising from an Adjustment with respect to a Tax Item of a member of the Entertainment Group; and

         (b) SFX shall pay, reimburse and indemnify Entertainment as common parent of the Entertainment Affiliated Group for:

                  (i) any Tax Benefit derived by the SFX Group from an Adjustment with respect to a Tax Item of a member of the Entertainment Group; and

                  (ii) any Tax Detriment suffered by any member of the Entertainment Group from an Adjustment with respect to a Tax Item of a member of the SFX Group.

         SECTION 3.03. NON-CONSOLIDATED OTHER TAXES AND INCOME TAXES. Unless otherwise provided in this Agreement, the SFX Group shall pay all Other Taxes and any Income Taxes as to which consolidated, unitary or combined returns are not made (and shall be entitled to receive and retain all refunds of such Taxes) that are attributable to members of the SFX Group. Unless otherwise provided in this Agreement, the Entertainment Group shall pay all Other Taxes and any Income Taxes as to which consolidated, unitary or combined returns are not made (and shall be entitled to receive and retain all refunds of such Taxes) which are attributable to members of the Entertainment Group.

         SECTION 3.04. CARRYBACKS.

         (a) To the extent that any carryback period for a Carryback Item would include any taxable period beginning before the day following the Distribution Date, Entertainment agrees to elect (under section 172(b)(3) of the Code and, to the extent feasible, any similar provision of any applicable state or local Income Tax law) to relinquish such carryback period as to any Carryback Item which could thereby be used to create or carry forward a Tax Benefit for the SFX Group (in which event no payment shall be due from SFX to Entertainment in respect of such Carryback Item). SFX shall not elect to retain any net operating loss carryovers or capital loss carryovers of the Entertainment Group.

         (b) If, notwithstanding the foregoing, for any taxable period ending after the Distribution Date, a Carryback Item is incurred, then SFX shall pay to Entertainment an amount equal to the Tax Benefit (adjusted as provided in the next sentence) obtained by the SFX Affiliated Group in any taxable year as a direct consequence of the Carryback Item. In determining the Tax Benefit obtained by SFX with respect to a taxable year, if, in addition to the Entertainment Group Carryback Items, there are also any Tax Items or Carryback Items generated by the SFX Group which are properly taken into account in determining the Income Tax liability of the SFX Affiliated Group for such taxable year, SFX shall be credited with a pro rata portion of any resulting Tax Benefit; the amount of such Tax Benefit to be paid to Entertainment shall be reduced by the present value (determined at the then applicable short-term Federal rate under the Code) of any future Tax Detriment that may be suffered by any member of the SFX Group as a consequence of such Entertainment Group Carryback Item. Entertainment agrees to indemnify and hold the SFX Group harmless from any Taxes resulting from the disallowance of a Tax Benefit which previously resulted in a payment from SFX to Entertainment under this Section 3.04(b).

         (c) SFX shall cooperate fully in obtaining the Tax Benefit attributable to any Carryback Item, but any reasonable out-of-pocket expenses incurred by SFX that are directly attributable to such efforts shall be borne by Entertainment. In lieu of such cooperation, SFX may elect to pay to Entertainment the Tax Benefit which would have been payable under this section if such Carryback Item were allowed.

         (d) Any refund of Tax (including any interest thereon) attributable to the SFX Affiliated Group for any period beginning before (or beginning and ending on) the Distribution Date shall be the property of SFX and any refund of Tax (including any interest thereon) attributable to the

Entertainment Group for the period beginning before (or beginning and ending on) the Distribution Date shall be the property of Entertainment.

         SECTION 3.05. RESPONSIBILITY FOR DISTRIBUTION TAXES. Subject to
Section 4.01, Entertainment and any successor corporation shall be responsible for, and shall indemnify and hold harmless SFX and each member of the SFX Group from Income Taxes, Other Taxes and all reasonable out-of-pocket costs and expenses arising out of, based upon or attributable to the Distribution, but, in the case of Income Taxes, only to the extent such Income Taxes are based upon any gain recognized by the SFX Group as a result of the Distribution in excess of the net operating losses of the SFX Affiliated Group that are available to offset such gain in the tax period including the Distribution (without regard to subsequent tax years). SFX agrees to consult in good faith with Entertainment regarding the amount of gain, if any, recognized by SFX as a result of the Distribution.

         SECTION 3.06. PAYMENT. If SFX is required to make a payment to a member of the Entertainment Group under this Agreement, such payment shall be made to Entertainment or any successor corporation as the parent of the Entertainment Affiliated Group, and any payment due under this Agreement from any member of the Entertainment Group to SFX shall be made by Entertainment to SFX or any successor corporation as common parent of the SFX Group. The payment shall be made by the earlier of (i) 20 days after SFX (or a member of the Entertainment Group, as applicable) (x) receives a refund (including, without limitation, a refund in the form of a credit against tax liability) or realizes a reduction in its tax liability (including, without limitation, estimated Taxes) or (y) makes a tax payment (including, without limitation, any payment made in connection with either an estimated or annual tax liability), (ii) 20 days after a Final Determination with respect to such tax or (iii) 20 days after the determination by the parties or pursuant to Article V that such payment is due. The amount of any payment required to be made by any party to another under this Agreement shall be an amount which, after subtraction of any additional federal, state or local Taxes payable by the recipient in respect of the receipt of such payment, is equal to the amount payable hereunder. SFX and Entertainment agree that, without limiting the ultimate payment obligation of the payor set forth in the preceding sentence, to the extent there is substantial authority (within the meaning of section 6662 of the Code) for such position or such position is otherwise permissible under applicable law, any payment shall be reported as non-deductible and non-taxable.


                                   ARTICLE IV

                    COOPERATION AND EXCHANGE OF INFORMATION

         SECTION 4.01. MATTERS GIVING RISE TO INDEMNITY.

         (a) NOTICE. If any tax authority shall propose an Adjustment to the tax liability of either Entertainment or SFX ("Indemnified Party") which would result, if such Adjustment were to be confirmed by a Final Determination, in a loss against which the other party ("Indemnifying Party") may be required to indemnify Indemnified Party pursuant to this Agreement, Indemnified Party shall promptly notify Indemnifying Party thereof in writing. Such notice to Indemnifying Party shall include sufficient information with respect to the issues as to which indemnity may be sought to enable Indemnifying Party to determine whether to request Indemnified Party to contest the Adjustment.

         (b) CONDUCT OF EXAMINATIONS. Indemnified Party shall keep Indemnifying Party informed as to the status and progress of all matters materially related to any issue that arises on the audit of Indemnified Party's tax returns that could give rise to an obligation of Indemnifying Party to make payments to Indemnified Party hereunder. Indemnified Party shall discuss with representatives of Indemnifying Party the course and conduct of all material matters that are the subject of this Agreement and shall permit such representatives to participate in discussions with such tax authorities. Indemnified Party will consider in good faith written proposals in connection with contesting such Adjustment that Indemnifying Party shall submit to it from time to time, provided that Indemnified Party shall control the nature of all action to be taken to contest such Adjustment.

         (c) CONTEST RIGHTS AND CONDITIONS. Upon receipt of any formal notice from the IRS (including, without limitation, a 30-day letter) or any other tax authority proposing an Adjustment which could impose liability on Indemnifying Party hereunder, Indemnified Party shall promptly give notice thereof to Indemnifying Party, and Indemnified Party will contest such Adjustment if Indemnifying Party shall so request in writing within 20 days of Indemnifying Party's receipt of such notice from Indemnified Party. In no event, however, shall Indemnified Party be required to contest any Adjustment unless coincident with Indemnifying Party's request (A) Indemnified Party shall have received (i) an indemnity from Indemnifying Party for any Income Taxes, Other Taxes and all other liability, expense or loss arising out of or relating to the Indemnifying Party's issues involved in the contest or claim (including, without limitation, all out-of pocket expenses, costs, reasonable legal, accounting, engineers' and other professional fees and disbursements, but excluding any independent expense incurred by Indemnified Party for the purpose of monitoring the progress of the issue) and (ii) an opinion of independent tax counsel to Indemnifying Party (which counsel shall be reasonably acceptable to Indemnified Party) to the effect that a reasonable basis exists for contesting the Adjustment to the extent that the contest involves such issues; and (B) if such contest is to be conducted in a manner requiring payment of a proposed tax deficiency, Indemnifying Party shall have advanced to Indemnified Party, on an interest-free basis, an amount sufficient to make payment of the proposed tax deficiency attributable to the Adjustment, together with any required interest or penalties in respect of such proposed tax deficiency. If any funds are advanced by Indemnifying Party in connection with any tax contest, any refund received to the extent fairly attributable to such advance shall be returned to Indemnifying Party, together with any interest thereon paid by the relevant taxing authority, promptly upon Indemnified Party's receipt of such funds. If Indemnifying Party shall have requested Indemnified Party to contest an Adjustment and complied with each of the terms and conditions set forth above, such contest shall be conducted by independent tax counsel selected by Indemnifying Party and reasonably acceptable to Indemnified Party.

         (d) SETTLEMENT; RELEASE OF INDEMNIFICATION. If Indemnifying Party shall have requested Indemnified Party to contest an Adjustment and complied with each of the terms and conditions set forth above, Indemnified Party shall not settle or compromise any Adjustment for which indemnity is sought hereunder without the written consent of Indemnifying Party (which consent shall not be unreasonably withheld) unless it simultaneously releases Indemnifying Party from its obligations to indemnify and reimburse Indemnified Party with respect to the issues so settled or compromised, and in the event that Indemnified Party concludes such a settlement or compromise without Indemnifying Party's written consent, Indemnifying Party shall be deemed conclusively to have been so released. If Indemnifying Party shall fail to request Indemnified Party to contest any Adjustment or shall fail to comply with the terms and conditions entitling it to make such request as set forth in subparagraph (c), Indemnified Party may in its sole discretion elect to contest (or not contest) such Adjustment with counsel selected by it and may at any time settle or compromise the matter without the consent of Indemnifying Party and without releasing its rights to indemnity from Indemnifying Party. If Indemnifying Party shall be willing to accept any settlement proposed by any taxing authority with respect to an issue as to which Indemnifying Party has an indemnity obligation hereunder, but Indemnified Party refuses to approve such settlement, Indemnifying Party's obligation to indemnify Indemnified Party with respect to such issue shall thereafter be limited in amount to the amount Indemnifying Party would have been required to pay pursuant to such settlement.

         SECTION 4.02. TAX RETURN INFORMATION. Without limiting Section 4.01 hereof, SFX and Entertainment agree to cooperate fully with each other in connection with the preparation of any tax return or claim for refund or in conducting any audit or other proceeding in respect of Taxes for all open taxable periods. Such cooperation shall include making personnel and records available promptly and within 30 days (or such other period as may be reasonable under the circumstances) after a request for such personnel or records is made by the tax-imposing authority or the other party, in either such case at the expense of the requesting party or the party whose Taxes are being examined by the tax-imposing authority. If any member of the SFX Group or the Entertainment Group, as the case may be, fails to provide any information requested pursuant to this section, then the requesting party shall have the right to engage a public accountant of its choice to gather such information. Entertainment and SFX agree to permit any such public accountant full access to all appropriate records or other information in the possession of any member of the SFX Group or the Entertainment Group, as the case may be, during reasonable business hours, and to reimburse or pay directly all costs and expenses in connection with the engagement of such public accountant.

         SFX agrees to indemnify and hold harmless each member of the Entertainment Group and its officers and employees, and Entertainment agrees to indemnify and hold harmless each member of the SFX Group and its officers and employees, against any cost, fine, penalty or other expense of any kind attributable to the negligence or misconduct of a member of the SFX Group or the Entertainment Group, as the case may be, in supplying a member of the other group with inaccurate or incomplete information.

         SECTION 4.03. RECORD RETENTION. SFX and Entertainment agree to retain all records which may contain information or provide evidence relevant to the determination of the Income Tax liability of the SFX Affiliated Group or the Entertainment Affiliated Group or the shareholders of either for any taxable period until such time as a Final Determination occurs with respect to such taxable period, provided, however, that such records need not be retained longer than 20 years after the end of the latest taxable period to which they relate so long as such records are offered to the other party before they are destroyed by the party that possesses them.


                                   ARTICLE V

                                 MISCELLANEOUS

         SECTION 5.01. EFFECTIVE DATE AND TERM OF AGREEMENT. This Agreement shall become effective as of the day immediately prior to the Distribution Date. Except as otherwise expressly provided herein, the respective covenants of the parties contained herein shall continue in full force and effect indefinitely.

         SECTION 5.02. PRIOR TAX-SHARING AGREEMENTS. At the time this Agreement becomes effective, this Agreement shall supersede any other tax-sharing or allocation agreement or arrangement in effect between members of the SFX Group and members of the Entertainment Group prior to the date hereof.

         SECTION 5.03. ELECTION UNDER SECTION 1552 OF THE CODE. Nothing in this Agreement is intended to change or otherwise affect any election made by or on behalf of the SFX Affiliated Group with respect to the calculation of earnings and profits under section 1552 of the Code or applicable Treasury Regulations. SFX, in its sole discretion, is authorized to seek any change in the method of calculating earnings and profits as it deems desirable, provided, however, that no such change shall modify the rights or obligations of the parties hereto.

         SECTION 5.04. INJUNCTIONS. The parties acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. The parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, such remedy being in addition to any other remedy to which they may be entitled at law or in equity.

         SECTION 5.05. SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any thereof which may be hereafter declared invalid, void or unenforceable. In the event that any such term, provision, covenant or restriction is held to be invalid, void or unenforceable, the parties hereto shall use their best efforts to find and employ an alternate means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction.

         SECTION 5.06. ASSIGNMENT. Except by operation of law or in connection with the sale of all or substantially all the assets of a party hereto, this Agreement shall not be assignable, in whole or in part, directly or indirectly, by any party hereby without the written consent of the other party; and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided, however, that the provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

         SECTION 5.07. FURTHER ASSURANCES. Subject to the provisions hereof, the parties hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to cause the performance as contemplated by this Agreement. Subject to the provisions hereof, each of the parties shall, in connection with entering into this Agreement, performing its obligations hereunder and taking any and all actions relating hereto, comply with all applicable laws, regulations, orders and decrees, obtain all required consents and approvals and make all required filings with any governmental agency, other regulatory or administrative agency, commission or similar authority and promptly provide the other parties with all such information as they may reasonably request in order to be able to comply with the provisions of this sentence.

         SECTION 5.08. PARTIES IN INTEREST. Except as herein otherwise specifically provided, nothing in this Agreement expressed or implied is intended to confer any right or benefit upon any person, firm or corporation other than the parties and their respective successors and permitted assigns.

         SECTION 5.09. WAIVERS, ETC. No failure or delay on the part of the parties in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No modification or waiver of any provision of this Agreement nor consent to any departure by the parties therefrom shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

         SECTION 5.10. SETOFF. All payments to be made by any party under this Agreement shall be made without setoff, counterclaim or withholding, all of which are expressly waived.

         SECTION 5.11. CHANGE OF LAW. If, due to any change in applicable law or regulations or the interpretation thereof by any court of law or other governing body having jurisdiction subsequent to the date of this Agreement, performance of any provision of this Agreement or any transaction contemplated thereby shall become impracticable or impossible, the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

         SECTION 5.12. HEADINGS. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

         SECTION 5.13. COUNTERPARTS. For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties hereto, and each such executed counterpart shall be, and shall be deemed to be, an original instrument.

         SECTION 5.14. NOTICES. All notices, consents, requests, instructions, approvals and other communications provided for herein shall be validly given, made or served, if in writing and delivered personally, by telegram or sent by registered mail, postage prepaid to

                SFX at:          SFX Broadcasting, Inc.
                                 200 Crescent Court, Suite 1600
                                 Dallas, Texas  75201

       Entertainment at:         SFX Entertainment, Inc.
                                 650 Madison Avenue
                                 16th Floor
                                 New York, New York  10022

or to such other address as any party may, from time to time, designate in a written notice given in a like manner. Notice given by telegram shall be deemed delivered when received by the recipient. Notice given by mail as set out above shall be deemed delivered five calendar days after the date the same is mailed.

         SECTION 5.15. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the domestic substantive laws of The State of Delaware without regard to any choice or conflict of laws rule or provision that would cause the application of the domestic substantive laws of any other jurisdiction.

         IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed by their respective officers, each of whom is duly authorized, all as of the day and year first above written.

                             SFX BROADCASTING INC.



                             By:
                                 ------------------------------------

                             Title:
                                   ----------------------------------



                            SFX ENTERTAINMENT, INC.


                             By:
                                 ------------------------------------

                             Title:
                                   ----------------------------------